Exhibit 99.1

HopFed Bancorp, Inc. Announces Pricing of Public Offering of Common Stock

Company Release - 06/16/2010

HOPKINSVILLE, KY., June 16, 2010 — HopFed Bancorp, Inc. (Nasdaq: HFBC), a $1.0 billion unitary savings and loan holding company, and parent company of Heritage Bank today announced the pricing of a fully underwritten public offering of 3,333,334 shares of its common stock, at a price to the public of $9.00 per share. The net proceeds to the Company, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $28.2 million. Howe Barnes Hoefer & Arnett, Inc. is acting as the sole underwriter.

The Company has granted the underwriter a 30 day option to purchase up to an additional 500,000 shares of the Company’s common stock to cover over-allotments, if any. The Company expects to close this transaction, subject to customary conditions, on or about June 21, 2010.

The Company intends to use the net proceeds from the offering for general corporate purposes, including contributing additional capital to Heritage Bank, to support ongoing and future anticipated growth, which may include opportunistic acquisitions of all or parts of other financial institutions and to position the Company for the eventual redemption of Series A Preferred Stock issued to the U.S. Treasury under the Capital Purchase Program. The Company currently expects to contribute approximately $10.0 million of the net proceeds to Heritage Bank.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. The offering will be made only by means of a prospectus which is a part of such registration statement. A copy of the prospectus may be obtained from Howe Barnes Hoefer & Arnett, Inc. at 222 S. Riverside Plaza, Chicago, Illinois 60606, Telephone 800-800-4693.

About HopFed Bancorp, Inc.

HopFed Bancorp, Inc. is a holding company of Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee, and Pleasant View, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and the Company, go to our website at www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.